LAWSON PRODUCTS ANNOUNCES RETIREMENT
OF DIRECTOR MITCHELL H. SARANOW

DES PLAINES, ILLINOIS, October 19, 2009 — Lawson Products, Inc. (NASDAQ:LAWS) today announced that Mitchell H. Saranow, who has served as a director of the company since 1998, has advised the Board of Directors that he intends to retire from the Board and will not stand for reelection at the next annual meeting of shareholders scheduled for December 8, 2009.

“On behalf of the entire Board, I would like to extend my sincere appreciation to Mitch Saranow for his many years of fine service,” said Dr. Ronald B. Port, Non-Executive Chairman. “Mitch has made significant contributions to the Company’s strategic direction and, in particular, helped guide Lawson and the Board through a challenging period. We will miss him on both a professional and personal level.”

About Lawson Products, Inc.
Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

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